Exhibit 5



                                    June 9, 1996



Everest Reinsurance Holdings, Inc.
Three Gateway Plaza
Newark, New Jersey 07102-4077


Ladies and Gentlemen:

I am Senior Vice President, Secretary and General Counsel of
Everest Reinsurance Holdings, Inc. (the "Company"). I refer to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 50,000 shares of common stock, $0.01 par value per share (the "Shares"), of the Company issuable upon the terms and subject to the conditions of the Company's 1995 Stock Option Plan for Non-Employee Directors (the "Plan").

I have examined and am familiar with originals, or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate as a basis for the opinions expressed below.

I am admitted to the Bar of the State of New Jersey and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

          Based upon the foregoing, I am of the opinion that:

          1. The Company is duly incorporated and existing under the laws of the State of Delaware.

          2. The 50,000 Shares have been duly authorized by the Company and, when the Shares have been issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ Janet Melchione
                                    -------------------
                                    Janet Melchione